Exhibit 16.1

Gately & Associates, LLC

3551 W Lake Mary Blvd
Lake Mary, FL 32746

April 1, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 1, 2010 of Expedite 4, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended September 30, 2009 and 2008, and our reviews of interim financial statements. We cannot confirm or deny that the appointment of Schwartz Levitsky Feldman LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Gately & Associates, LLC
    by /s/  J. Gately